PRESS RELEASE

FOR IMMEDIATE RELEASE

Optimal Group Announces Executive Departure

Montreal, Quebec, December 23, 2005 – Optimal Group Inc. (NASDAQ:OPMR), today announced that Henry Karp will step down as President and Chief Operating Officer as of the close of business on December 31, 2005. Mr. Karp will continue to serve on the Board of Directors of the Company.

No successor will be appointed to fill Mr. Karp’s role within the Company. Rather, the senior executive function will be carried out by Holden Ostrin, Co-Chairman and Neil Wechsler, Co-Chairman and Chief Executive Officer.

About Optimal Group Inc.

Optimal Group Inc. is a leading payments and services company with operations throughout North America and the United Kingdom. Through Optimal Payments, we process credit card payments for Internet businesses, mail-order/telephone-order and retail point-of-sale merchants, and process electronic checks and direct debits online and by phone. Through FireOne Group (London/AIM: FPA.L) and its subsidiaries, we process online gaming transactions through the use of credit and debit cards, electronic debit and through FirePay (www.firepay.com), a leading stored-value, electronic wallet. FireOne Group offers FirePay for non-gaming purchases as well. Through Optimal Services Group, we provide repair depot and field services to retail, financial services and other third-party accounts.

For more information about Optimal, please visit the Company's website at www.optimalgrp.com.

Leon Garfinkle

Senior Vice-President and General Counsel

Optimal Group Inc.

(514) 738-8885